                                                                                                      EXHIBIT 12(a)
                  Aon Corporation and Consolidated Subsidiaries
                    Combined With Unconsolidated Subsidiaries
                Computation of Ratio of Earnings to Fixed Charges

                                                                             Years Ended December 31,
                                                      --------------------------------------------------------------
(millions except ratios)                                   1996         1995         1994         1993       1992(1)
                                                      --------------------------------------------------------------


Income from continuing operations before
     provision for income tax                         $   445.6    $   458.0    $   397.0    $   331.6    $   179.1

Add back fixed charges:

Interest on indebtedness                                   44.7         55.5         46.4         42.3         41.9

Interest on ESOP                                            4.3          5.3          5.9          6.5          6.9

Portion of rents representative of
     interest factor                                       28.6         21.4         28.7         26.1         19.2
                                                      ----------   ----------   ----------   ----------   ----------

     Income as adjusted                               $   523.2    $   540.2    $   478.0    $   406.5    $   247.1
                                                      ----------   ----------   ----------   ----------   ----------


Fixed charges:

Interest on indebtedness                              $    44.7    $    55.5    $    46.4    $    42.3    $    41.9

Interest on ESOP                                            4.3          5.3          5.9          6.5          6.9

Portion of rents representative of
     interest factor                                       28.6         21.4         28.7         26.1         19.2
                                                      ----------   ----------   ----------   ----------   ----------

     Total fixed charges                                   77.6         82.2         81.0         74.9         68.0
                                                      ==========   ==========   ==========   ==========   ==========

Ratio of earnings to fixed charges                          6.7          6.6          5.9          5.4          3.6
                                                      ==========   ==========   ==========   ==========   ==========

Ratio of earnings to fixed charges (2)                      7.2          8.4          7.6          7.4          5.3
                                                      ==========   ==========   ==========   ==========   ==========

(1) Income from continuing operations before provision for income taxes excludes the cumulative effect of changes in accounting principles.
(2) The calculation of this ratio of earnings to fixed charges reflects the addition of the income from discontinued operations before the provision for income tax component.

                                     - 32 -

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